Exhibit 10.3

THE NEPTUNE SOCIETY, INC.

A Florida Corporation

SECURED PROMISSORY NOTE

US$3,000,000.00

Febraury 2, 2005

NEPTUNE SOCIETY, INC., a Florida corporation (the “Corporation”), is indebted and, for value received, promises to pay to or to the order of Brooklyn Holdings LLC, a Nevis limited liability company (together with any successor thereto and any other person who becomes a holder of this Promissory Note (this “Note”), “Holder”), on February 2, 2010 (the “Due Date”) (unless this Note shall have been repaid sooner at the election of the Corporation or Holder or the amount owing hereunder is accelerated upon the occurrence of a Default Event as hereinafter provided), upon presentation of this Note, Three Million Dollars ($3,000,000) (the “Principal Amount”) and to pay simple interest on the Principal Amount at the rate of thirteen and one half percent (13.5%) per annum as provided herein.

The Corporation has issued this Note pursuant to and subject to the terms and conditions of a Loan Agreement dated as of the date of this Note among the Corporation and Brooklyn Holdings LLC (the “Loan Agreement”).  The Principal Sum and all interest and expenses, if any, owing under this Note are secured by (i) that certain security agreement dated as of the date of this Note among the Corporation and Holder; (ii) that certain security agreement dated as of the date of this Note among Neptune Society of America, Inc. and Holder; (iii) that certain security agreement dated as of the date of this Note among Neptune Management Corp. and Holder; (iv) that certain security agreement dated as of the date of this Note among Heritage Alternatives, Inc. and Holder; and (v) that certain security agreement dated as of the date of this Note among Trident Society, Inc. and Holder (such security agreements are collectively referred to as the “Loan Security Agreements”).

The Corporation covenants, promises and agrees as follows:

1.

Interest

1.1

Interest.  Subject to Section 1.2, interest shall accrue on the Principal Amount and shall be payable, from the date of this Note until the Due Date, at the simple rate of thirteen and one half percent (13.5%) per annum (such portion of interest being hereinafter sometimes referred to as "Interest"), in arrears in monthly installments on the fifteenth (15th) day of each month in each and every calendar year until the Principal Amount and all accrued and unpaid interest shall have been paid in full as herein provided.

1.2

Default Interest.  In the event that a Default Event (as defined in Section 6.1) shall occur, and for so long as such Default Event shall remain unremedied and Holder shall not have waived the same, all amounts owing under this Note, whether in respect of the Principal Amount, Interest or otherwise, shall bear additional interest (“Default Interest”) in addition to the interest hereinbefore provided for at the rate of two percent (2%) per month, compounded monthly (or, if such Default Interest rate exceeds the maximum interest allowed by law, in which case the rate of Default Interest shall be adjusted to the maximum permitted under applicable law during the period or periods that the Default Interest rate otherwise provided herein would exceed such rate), which Default Interest shall be payable on each interest payment date on which Interest shall be payable, with Default Interest accruing on any accrued and unpaid Interest.

1.3

Payment of Interest.  All payments of Interest shall be made to Holder at the address provided in Section 6.4.

2.

Payment of Principal and Allocation of Payments

2.1

Payment of Principal.  The Principal Amount shall be due and payable on the Due Date.  The Corporation shall not be required to make any payments on the Principal Amount until the Due Date.  All payments of Principal Amount shall be made to Holder at the address provided in Section 6.4.

2.2

Allocation of Payments.  All payments shall be applied (i) firstly, to satisfy costs and expenses of collection hereunder; (ii) secondly, to accrued and unpaid Default Interest; (iii) thirdly, to any expenditures under Section 3.3 herein and Section 6.16 of the Loan Agreement; (iv) fourthly, to accrued and unpaid Interest; and (iv) fifthly, to the Principal Amount.

2.3

Currency.  All payments shall be in lawful money of the United States of America.

3.

Covenants of the Corporation

The Corporation hereby covenants and agrees with Holder that so long as any of the Principal Amount or any Default Interest or Interest remains unpaid:

3.1

To Pay Indebtedness.  The Corporation will, duly and punctually pay or cause to be paid to Holder all indebtedness due hereunder at the dates and places, in the currencies and in the manner mentioned herein.

3.2

To Perform Obligations and to Renew.  The Corporation will, and will cause the Subsidiaries (as defined in the Loan Agreement) to, from time to time punctually observe and perform all material obligations set forth in this Note, the Loan Agreement, the Loan Security Agreements, the Guarantees (as defined in the Loan Agreement) and any agreements ancillary to the agreements referenced in this Section 3.2

3.3

Holder Entitled to Perform Covenants.  If the Corporation or the Subsidiaries fail to perform any covenant on their part herein contained, Holder may, in its discretion, perform any such covenant capable of being performed by it and, if any such covenant requires the payment or expenditure of money, Holder may make payments or expenditures with its own funds, or with money borrowed by or advanced to it for such purposes, but shall be under no obligation so to do; and all sums so expended or advanced shall be at once payable by the Corporation on demand and shall bear interest at the simple rate of fifteen percent (15%) interest per annum until paid, and shall be payable out of any funds coming into the possession of Holder in priority to the other indebtedness hereunder, but no such performance or payment shall be deemed to relieve the Corporation from any default hereunder nor shall the right of Holder under this subsection impose any obligation upon Holder to perform any covenant of the Corporation.

4.

Prepayment

The Corporation shall have the right to prepay any portion of the Principal Amount at any time without penalty, except that the Corporation’s right to prepay this Note shall be subject to the repayment provisions set forth in Section 2.2.  Except as provided in Article 5, Holder shall have no right to require any portion of the Principal Amount to be prepaid.  If at any time the Corporation shall prepay a portion of the Principal Amount as provided in this Article 5, then, for the purposes of this Note and the Loan Agreement, the amount of the Principal Amount shall be reduced by the amount of such prepayments.

5.

Default

5.1

Default Events.  The entire unpaid balance of the Principal Amount and all Default Interest and Interest accrued and unpaid on this Note shall, at the election of Holder, be and become immediately due and payable, and the Loan Security Agreements, the Guarantees and any and all other security documents held by Holder shall become immediately enforceable, upon the occurrence of any of the following events, subsequent to the date of this Note (a "Default Event"):

(a)

the non-payment by the Corporation when due of any other payment as provided in this Note, which is not cured within thirty (30) days after written notice of default is delivered to the Corporation;

(b)

default by the Corporation and/or any Subsidiary in the performance of or compliance with any term or any provision of the Loan Agreement, which is not cured within thirty (30) days after written notice of default is delivered to the Corporation;

(c)

default by the Corporation and/or any Subsidiary in the performance of or compliance with any term or provision of the Loan Security Agreements which is not cured within thirty (30) days after written notice of default is delivered to the Corporation;

(d)

default by the Corporation and/or any Subsidiary in the performance of or compliance with any term or provision of (i) the Debenture (as defined in the Loan Agreement); (ii) the Debenture (as defined in the Loan Agreement); and (iii) the Security Agreements (as defined in the Loan Agreement), which is not cured within thirty (30) days after written notice of default is delivered to the Corporation;

(e)

the Corporation and/or any Subsidiary, voluntarily or involuntarily, discontinues substantially all of its business; or

(f)

the Corporation and/or any Subsidiary 1) becomes generally unable to pay their debts as they become due; 2) applies for or consents to the appointment of, or if there shall be a taking of possession by, a receiver, custodian, trustee or liquidator for the Corporation, a Subsidiary or any of their property; 3) files a voluntary petition in bankruptcy or seeking reorganization or to effect a plan or other arrangement with creditors; 4) makes a general assignment for the benefit of creditors or becomes insolvent; 5) files or is served with any petition for relief under the Bankruptcy Code or any similar federal or state statute; 6) has any judgment entered against it in excess of Five Hundred Thousand Dollars ($500,000.00) in any one instance or in the aggregate during any consecutive 12-month period or has any attachment or levy made to or against any of its property or assets; 7) defaults with respect to any evidence of indebtedness or liability for borrowed money in excess of Two Hundred and Fifty Thousand Dollars ($250,000.00), or any such indebtedness in excess of Two Hundred and Fifty Thousand Dollars $250,000.00 shall not be paid as and when due and payable; or 8) has assessed or imposed against it, or if there shall exist, any general or specific lien for any federal, state or local taxes or charges against any of its property or assets in excess of Two Hundred and Fifty Thousand Dollars $250,000.00.

5.2

Remedies Cumulative.  Each right, power or remedy of Holder, upon the occurrence of any Default Event as provided for in this Note or now or hereafter existing at law or in equity or by statute shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Note or now or hereafter existing at law or in equity or by statute, and the exercise or beginning of the exercise by the holder or transferee hereof of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by Holder, on behalf of Holder, of any or all such other rights, powers or remedies.

6.

General

6.1

Failure to Act and Waiver.  No failure or delay by Holder to insist upon the strict performance of any term of this Note or to exercise any right, power or remedy consequent upon a default hereunder shall constitute a waiver of any such term or of any such breach, or preclude Holder from exercising any such right, power or remedy at any later time or times.  By accepting payment after the due date of any amount payable under this Note, Holder shall not be deemed to waive the right either to require payment when due of all other amounts payable under this Note, or to declare a default for failure to effect such payment of any such other amount.

The failure of Holder to give notice of any failure or breach of the Corporation under this Note shall not constitute a waiver of any right or remedy in respect of such continuing failure or breach or any subsequent failure or breach.

6.2

Consent to Jurisdiction; Waiver of Jury Trial.  The Corporation hereby agrees and consents that any action, suit or proceeding arising out of this Note may be brought in any appropriate court in the State of California, or in any other court having jurisdiction over the subject matter, all at the sole election of Holder, and by the issuance and execution of this Note the Corporation irrevocably consents to the jurisdiction of each such court.

6.3

Transfer.  This Note may only be transferred in accordance with the Loan Agreement and the requirements set out in the legend on the first page hereof.

6.4

Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after deposit with a nationally recognized overnight courier, special next day delivery, with verification of receipt. All communications shall be sent:

to the Corporation at:

The Neptune Society, Inc.

4312 Woodman Avenue, Third Floor

Sherman Oaks, CA 91423

facsimile:  (818) 953-9844

Attention:  Chief Financial Officer

with a copy to:

Dorsey & Whitney, LLP

1420 Fifth Avenue, Suite 3400
Seattle, WA  98101

facsimile:  (206) 903-8820

Attention:  Kenneth Sam

to Holder, at:

Brooklyn Holdings LLC

c/o Morning Star Holdings Limited
Hunkins Plaza, Main Street
P.O. Box 556
Charlestown, Nevis, West Indies

with a copy to:

Brent Lokash Law Corporation

17th Floor, 808 Nelson Street

Vancouver, B.C. V6Z 2H2

facsimile: (604) 681-3209

Attention: Brent Lokash

or at such other address as the Corporation or Holder may designate by ten (10) days advance written notice to the other parties hereto.

6.5

Governing Law.  This Note shall be governed by and construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles, or, where applicable, the laws of the United States.

IN WITNESS WHEREOF, the Corporation has executed this Agreement on the date first set forth above.

THE NEPTUNE SOCIETY, INC.

By:
Name: Marco Markin Title: Chief Executive Officer